Exhibit 4.9

EXECUTION VERSION

AGREEMENT BETWEEN NOTEHOLDERS

Dated as of February 9, 2016

by and between

RIALTO MORTGAGE FINANCE, LLC

(Senior Noteholder)

and

RIALTO MORTGAGE INVESTMENTS, LLC

(Junior Noteholder)

Avalon Apartments

THIS AGREEMENT BETWEEN NOTEHOLDERS (“Agreement”), dated as of February 9, 2016 by and between RIALTO MORTGAGE FINANCE, LLC, a Delaware limited liability company, having an address of 600 Madison Avenue, 12th Floor, New York, New York 10022 (together with its successors and assigns in interest, in its capacity as initial owner of the Senior Note, the “Initial Senior Noteholder”, and in its capacity as the initial agent, the “Initial Agent”) and RIALTO MORTGAGE INVESTMENTS, LLC, a Delaware limited liability company, having an address of 600 Madison Avenue, 12th Floor, New York, New York 10022 (together with its successors and assigns in interest, in its capacity as initial owner of the Junior Note, the “Initial Junior Noteholder”).

W I T N E S S E T H:

WHEREAS, pursuant to the Loan Agreement (as defined herein) the Initial Senior Noteholder originated a certain loan described on the schedule attached hereto as Exhibit A (the “Mortgage Loan Schedule”) (the “Mortgage Loan”) to the mortgage loan borrower(s) described on the Mortgage Loan Schedule (the “Mortgage Loan Borrower”), which is evidenced, inter alia, by two promissory notes (as amended, modified or supplemented, the “Notes”), each dated January 5, 2016, with the first such note in the original principal amount of $4,850,000.00 (the “Senior Note”) made by the Mortgage Loan Borrower in favor of the Initial Senior Noteholder, and the second such note in the original principal amount of $1,500,000.00 (the “Junior Note”) made by the Mortgage Loan Borrower in favor of Rialto Mortgage Finance, LLC and subsequently transferred to the Initial Junior Noteholder, and secured by certain first mortgages or deeds of trust lien (as amended, modified or supplemented, the “Mortgage”) on one or more parcels of, or estates in, real property located as described on the Mortgage Loan Schedule (collectively, the “Mortgaged Property”); and

WHEREAS, the Initial Senior Noteholder and the Initial Junior Noteholder desire to enter into this Agreement to memorialize the terms under which the Initial Senior Noteholder and the Initial Junior Noteholder are holding the Senior Note and the Junior Note, respectively, in the Mortgage Loan.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

Section 1.          Definitions. References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Servicing Agreement. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

“Additional Servicing Expenses” shall mean (a) all property protection advances, fees and/or expenses incurred by and reimbursable to any Servicer, Trustee, Securitization Operating Advisor, certificate administrator or fiscal agent pursuant to the Servicing Agreement, and (b) all interest accrued on Advances made by any Servicer or Trustee in accordance with the terms of the Servicing Agreement.

“Advance Interest Amount” shall mean interest payable on Advances, as specified in the Servicing Agreement.

“Advances” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Affiliate” shall mean with respect to any specified Person (i) any other Person controlling or controlled by or under common control with such specified Person (each a “Common Control Party”), (ii) any other Person owning, directly or indirectly, ten percent (10%) or more of the beneficial interests in such Person or (iii) any other Person in which such Person or a Common Control Party owns, directly or indirectly, ten percent (10%) or more of the beneficial interests. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” shall mean the Initial Agent or such Person to whom the Initial Agent shall delegate its duties hereunder, and from and after the Securitization Date shall mean the Certificate Administrator, if any, and if there is no Certificate Administrator, shall mean the Trustee.

“Agent Office” shall mean the designated office of the Agent in the State of New York, which office at the date of this Agreement is located at Rialto Mortgage Finance, LLC, 600 Madison Avenue, 12th Floor, New York, New York 10022, and which is the address to which notices to and correspondence with the Agent should be directed. The Agent may change the address of its designated office by notice to the Noteholders.

“Agreement” shall mean this Agreement between Noteholders, the exhibits and schedule hereto and all amendments hereof and supplements hereto.

“Appraisal Reduction Amount” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Asset Status Report” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Balloon Payment” shall have the meaning assigned to such term in the Servicing Agreement or such other analogous term used in the Servicing Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended from time to time, any successor statute or rule promulgated thereto.

“Business Day” shall have the meaning assigned to such term in the Servicing Agreement.

“CDO Asset Manager” with respect to any Securitization Vehicle which is a CDO, shall mean the entity which is responsible for managing or administering the Junior Note as an underlying asset of such Securitization Vehicle or, if applicable, as an asset of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of the Junior Note).

“Certificate Administrator” shall mean the certificate administrator under the Securitization Servicing Agreement, if any.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Account” shall mean the trust account or accounts (including any sub-accounts) created and maintained by the Servicer.

“Condemnation Proceeds” shall have the meaning assigned to such term or any one or more analogous terms in the Servicing Agreement.

“Conduit” shall have the meaning assigned to such term in Section 19(f).

“Conduit Credit Enhancer” shall have the meaning assigned to such term in Section 19(f).

“Conduit Inventory Loan” shall have the meaning assigned to such term in Section 19(f).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling Noteholder” shall mean as of any date of determination, the “Directing Holder” (or similar term as used in the PSA).

“Control Appraisal Period” means any period, with respect to the Mortgage Loan, if and for so long as:

(a)          (1) the initial Junior Note Principal Balance minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Junior Note after the date of creation of the Junior Note, (y) any Appraisal Reduction Amount for the Mortgage Loan that is allocated to the Junior Note and (z) any losses realized with respect to any Mortgaged Property or the Mortgage Loan that are allocated to the Junior Note, is less than

25% of the remainder of the (i) initial Junior Note Principal Balance less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Junior Noteholder on the Junior Note after the date of creation of the Junior Note.

“Cure Period” shall have the meaning assigned to such term in Section 11(a).

“DBRS” shall mean DBRS, Inc., and its successors in interest.

“Defaulted Mortgage Loan Purchase Price” shall mean the sum, without duplication, of (a) the Principal Balance of the Senior Note, (b) accrued and unpaid interest thereon at the Senior Note Rate, from the date as to which interest was last paid in full by Mortgage Loan Borrower up to and including the end of the interest accrual period relating to the Monthly Payment Date next following the date the purchase occurred, (c) any other amounts due under the Mortgage Loan, other than Prepayment Premiums, default interest, late fees, exit fees and any other similar fees, provided that if the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party is the purchaser, the Defaulted Mortgage Loan Purchase Price shall include Prepayment Premiums, default interest, late fees, exit fees and any other similar fees, (d) any unreimbursed property protection or servicing Advances and any expenses incurred in enforcing the Mortgage Loan Documents (including, without limitation, servicing Advances payable or reimbursable to any Servicer, and earned and unpaid special servicing fees), (e) any accrued and unpaid Advance Interest Amount, (f) (i) if the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party is the purchaser or (ii) if the Senior Note is purchased after ninety (90) days after such option first becomes exercisable pursuant to Section 12 of this Agreement, any liquidation or workout fees payable under the Securitization Servicing Agreement with respect to the Senior Note and (g)  any Recovered Costs not reimbursed previously to the Senior Note pursuant to this Agreement. Notwithstanding the foregoing, if the Junior Noteholder is purchasing from the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, the Defaulted Mortgage Loan Purchase Price shall not include the amounts described under clauses (d) through (f) of this definition. If the Mortgage Loan is converted into a REO Property, for purposes of determining the Defaulted Mortgage Loan Purchase Price, interest will be deemed to continue to accrue at the Senior Note Rate on the Senior Note Principal Balance, as if the Mortgage Loan were not so converted. In no event shall the Defaulted Mortgage Loan Purchase Price include amounts due or payable to the Junior Noteholder under this Agreement.

“Defaulted Note Purchase Date” shall have the meaning assigned to such term in Section 12.

“Default Interest” shall mean interest on the Mortgage Loan at a rate per annum equal to the Note Default Interest Spread.

“Depositor” shall mean the Person selected by the Senior Noteholder to create the Securitization Trust.

“Event of Default” shall mean, with respect to the Mortgage Loan, an “Event of Default” as defined in the Mortgage Loan Documents.

“Final Recovery Determination” shall have the meaning assigned to such term in the Servicing Agreement.

“Fitch” shall mean Fitch, Inc., and its successors in interest.

“Grace Period” shall have the meaning assigned to such term in Section 11(a).

“Guarantor” shall have the meaning assigned to such term in the Mortgage Loan Documents.

“Initial Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Junior Noteholder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Initial Noteholders” shall mean, collectively, the Initial Junior Noteholder and the Initial Senior Noteholder.

“Initial Senior Noteholder” shall have the meaning assigned to such term in the preamble to this Agreement.

“Insolvency Proceeding” shall mean any proceeding under Title 11 of the United States Code (11 U.S.C. Sec. 101 et seq.) or any other insolvency, liquidation, reorganization or other similar proceeding concerning the Mortgage Loan Borrower or Guarantor, any action for the dissolution of the Mortgage Loan Borrower or Guarantor, any proceeding (judicial or otherwise) concerning the application of the assets of the Mortgage Loan Borrower or Guarantor for the benefit of its creditors, the appointment of or any proceeding seeking the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the assets of the Mortgage Loan Borrower or Guarantor or any other action concerning the adjustment of the debts of the Mortgage Loan Borrower or Guarantor, the cessation of business by the Mortgage Loan Borrower or Guarantor, except following a sale, transfer or other disposition of all or substantially all of the assets of the Mortgage Loan Borrower or Guarantor in a transaction permitted under the Mortgage Loan Documents; provided, however, that following any such permitted transaction affecting the title to the Mortgaged Property, the Mortgage Loan Borrower for purposes of this Agreement shall be defined to mean the successor owner of the Mortgaged Property from time to time as may be permitted pursuant to the Mortgage Loan Documents; provided, further, however, that for the purposes of this definition, in the event that more than one entity comprises the Mortgage Loan Borrower, the term “Mortgage Loan Borrower” shall refer to any such entity.

“Insurance Proceeds” shall have the meaning assigned to such term or any one or more analogous terms in the Servicing Agreement.

“Interest Rate” shall have the meaning assigned to the term “Applicable Interest Rate” or any one or more analogous terms in the Mortgage Loan Documents.

“Intervening Trust Vehicle” with respect to any Securitization Vehicle that is a CDO, shall mean a trust vehicle or entity which holds the Junior Note as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CDO.

“Junior Note” shall have the meaning assigned to such term in the recitals.

“Junior Noteholder” shall mean the Initial Junior Noteholder, and its successors in interest, or any subsequent holder of the Junior Note.

“Junior Note Default Rate” shall mean a rate per annum equal to the Junior Note Rate plus the Note Default Interest Spread.

“Junior Note Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Junior Note Principal Balance and the denominator of which is the sum of the Senior Note Principal Balance and the Junior Note Principal Balance.

“Junior Note Principal Balance” shall mean, at any time of determination, the initial Junior Note Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon or reductions in such amount pursuant to Section 3, 4 or 5, as applicable.

“Junior Note Rate” shall mean the Junior Note Rate set forth on the Mortgage Loan Schedule.

“Junior Note Relative Spread” shall mean the ratio of the Junior Note Rate to the Mortgage Loan Rate.

“Junior Operating Advisor” shall mean, with respect to the Mortgage Loan, the advisor appointed pursuant to Section 6(a).

“Kroll” shall mean Kroll Bond Rating Agency, Inc., or its successor in interest.

“Lender” shall have the meaning assigned to such term in the Mortgage.

“Liquidation Proceeds” shall have the meaning assigned to such term in the Servicing Agreement or any one or more analogous terms in the Servicing Agreement.

“Loan Agreement” shall mean the Loan Agreement, dated as of September 16, 2015 among Rialto Mortgage Finance, LLC, a Delaware limited liability company, as lender, NB Avalon, DST, a Delaware statutory trust, as borrower, and NB Avalon Leaseco, LLC, a Delaware limited liability company, as master lessee.

“Master Servicer” shall have the meaning assigned to such term in the Servicing Agreement.

“Monetary Default” shall have the meaning assigned to such term in Section 11(a).

“Monetary Default Notice” shall have the meaning assigned to such term in Section 11(a).

“Monthly Debt Service Payment Amount” shall have the meaning assigned to such term in the Loan Agreement.

“Monthly Payment” shall mean have the meaning assigned to such term in the Servicing Agreement.

“Monthly Payment Date” shall mean the Payment Date (as defined in the Mortgage Loan Documents).

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors in interest.

“Morningstar”: Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Realpoint LLC.

“Mortgage” shall have the meaning assigned to such term in the recitals.

“Mortgaged Property” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Borrower” shall have the meaning assigned to such term in the recitals.

“Mortgage Loan Borrower Related Party” shall have the meaning assigned to such term in Section 18.

“Mortgage Loan Documents” shall mean, with respect to the Mortgage Loan, the Mortgage, the Note and all other documents now or hereafter evidencing and securing or guaranteeing the Mortgage Loan.

“Mortgage Loan Schedule” shall mean the Schedule attached hereto as Exhibit A.

“Mortgage Loan Rate” shall mean, as of any date of determination, the weighted average of the Senior Note Rate and the Junior Note Rate.

“Net Junior Note Rate” shall mean the Junior Note Rate minus the Servicing Fee Rate.

“Net Senior Note Rate” shall mean the Senior Note Rate minus the Servicing Fee Rate.

“Non-Exempt Person” shall mean any Person other than a Person who is either (i) a U.S. Person or (ii) has on file with the Agent for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit Senior Noteholder to make such payments free of any obligation or liability for withholding.

“Non-Monetary Default” shall have the meaning assigned to such term in Section 11(d).

“Non-Monetary Default Cure Period” shall have the meaning assigned to such term in Section 11(d).

“Non-Monetary Default Notice” shall have the meaning assigned to such term in Section 11(d).

“Noteholder” shall mean either of the Senior Noteholder and the Junior Noteholder, as applicable.

“Noteholder Purchase Notice” has the meaning assigned to such term in Section 12.

“Note” shall mean either of the Senior Note and the Junior Note, as applicable.

“Note A Scheduled Amortization Payment” shall have the meaning assigned to such term in the Mortgage Loan Documents.

“Note B Scheduled Amortization Payment” shall have the meaning assigned to such term in the Mortgage Loan Documents.

“Note Default Interest Spread” shall mean a rate per annum equal to five percent (5%); provided, however, that if the weighted average of the Senior Note Default Rate and the Junior Note Default Rate would exceed the maximum rate permitted by applicable law, the note default interest spread shall equal (i) the rate at which the weighted average of the Senior Note Default Rate and the Junior Note Default Rate equals the maximum rate permitted by applicable law minus (ii) the Interest Rate.

“Note Pledgee” shall have the meaning assigned to such term in Section 19(e).

“Note Rate” shall mean either of the Senior Note Rate and the Junior Note Rate, as applicable.

“Note Register” shall have the meaning assigned to such term in Section 21.

“Percentage Interest” shall mean, with respect to the Senior Noteholder, the Senior Note Percentage Interest, and with respect to the Junior Noteholder, the Junior Note Percentage Interest, as each may be adjusted from time to time.

“Permitted Fund Manager” shall mean any Person that on the date of determination is (i) one of the entities on Exhibit C attached hereto and made a part hereof or any other a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a proceeding relating to the bankruptcy, insolvency, reorganization or relief of debtors.

“Person” shall have the meaning assigned to such term in the Servicing Agreement.

“Pledge” shall have the meaning assigned to such term in Section 19(e).

“Prepayment Premium” shall mean, with respect to the Mortgage Loan, any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the Mortgage Loan pursuant to the Mortgage Loan Documents, including any exit fee.

“Principal Balance” shall mean either of the Senior Note Principal Balance and the Junior Note Principal Balance, as applicable.

“PSA” shall mean the Securitization Servicing Agreement.

“Qualified Institutional Lender” shall mean each of the Initial Noteholders and any other U.S. Person that is:

(a)          an entity Controlled (as defined below) by, under Common Control with or Controlling either the Initial Senior Noteholder or the Initial Junior Noteholder, or

(b)          one or more of the following:

(i)          an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan, or

(ii)         an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an “institutional accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, or

(iii)        a Qualified Trustee (or in the case of a CDO, a single purpose bankruptcy remote entity which contemporaneously assigns or pledges its Junior Note, or a participation interest therein (or any portion thereof) to a Qualified Trustee) in connection with (a) a securitization of, (b) the creation of collateralized debt obligations (“CDO”) secured by, or (c) a financing through an “owner trust” of, any or all of the Junior Note (any of the foregoing, a “Securitization Vehicle”), provided that (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the Rating Agencies which assigned a rating to one or more classes of securities issued in connection with a securitization (it being understood that with respect to any Rating Agency that assigned such a rating to the securities issued by such Securitization Vehicle, a Rating Agency Confirmation will not be required in connection with a transfer of a Junior Note to such Securitization Vehicle); (2) in the case of a Securitization Vehicle that is not a CDO, the special servicer of such Securitization Vehicle has a Required Special Servicer Rating (such entity, an “Approved Servicer”) and such Approved Servicer is required to service and administer such Junior Note in accordance with servicing arrangements for the assets held by the Securitization Vehicle which require that such Approved Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or (3) in the case of a Securitization Vehicle that is a CDO, the CDO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CDO Asset Manager which is a Qualified Institutional Lender, are each a Qualified Institutional Lender under clauses (i), (ii), (iii), (iv) or (v) of this definition, or

(iv)       an investment fund, limited liability company, limited partnership or general partnership having capital and/or capital commitments of at least $250,000,000, in which (A) the Senior Noteholder or the Junior Noteholder, as applicable, (B) a person that is otherwise a Qualified Institutional Lender under clause (i), (ii) or (v) (with respect to an institution substantially similar to the entities referred to in clause (i) or (ii) above), or (C) a Permitted Fund Manager, acts as a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such investment vehicle and provided that at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Institutional Lenders (without regard to the capital surplus/equity and total asset requirements set forth below in the definition), or

(v)         an institution substantially similar to any of the foregoing, and in the case of any entity referred to in clause (b)(i), (ii), (iii)(a), (iv)(B) or (v) of this definition, such entity (x) has either at least $125,000,000 in capital/statutory surplus or shareholders’ equity including uncalled capital commitments (except with respect to a pension advisory firm or similar fiduciary) or market capitalization (including uncalled capital commitments) of at least $325,000,000 and at least $300,000,000 in total assets including uncalled capital commitments (in name or under management), and (y) is regularly engaged in the business of making or owning commercial real estate loans (or interests therein) similar to the Mortgage Loan (or mezzanine loans with respect thereto) or owning or operating commercial real estate properties; provided that, in the case of the entity described in clause (iv) (B) above, the requirements of this clause (y) may be satisfied by a general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such entity, or

(c)           any entity Controlled (as defined below) by any of the entities described in clause (b) above or approved by the Rating Agencies hereunder as a Qualified Institutional Lender for purposes of this Agreement.

For purposes of this definition only, “Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” has the meaning correlative thereto).

“Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the

United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the applicable Rating Agencies.

“Rating Agencies” shall mean any of (a) S&P, (b) Moody’s, (c) Fitch, (d) DBRS, (e) Kroll and (f) Morningstar or, (e) if any of such entities shall for any reason no longer perform the functions of a securities rating agency, any other nationally recognized statistical rating agency reasonably designated by the Senior Noteholder and, in the case of each of clauses (a) through (f) engaged by the Senior Noteholder or an Affiliate to rate the Securitization.

“Rating Agency Confirmation” shall mean the meaning given thereto or any analogous term in the Securitization Servicing Agreement including any deemed Rating Agency Confirmation.

“Recovered Costs” shall mean any amounts referred to in clauses (d) and/or (e) of the definition of “Defaulted Mortgage Loan Purchase Price” that, at the time of determination, had been previously paid or reimbursed to any Servicer from sources other than collections on or in respect of the Mortgage Loan or the Mortgaged Property (including, without limitation, from collections on or in respect of loans other than the Mortgage Loan).

“Redirection Notice” shall have the meaning assigned to such term in Section 19(e).

“Relative Spread” shall mean Senior Note Relative Spread or Junior Note Relative Spread, as the context may require.

“REMIC” shall mean a real estate mortgage investment conduit within the meaning of Section 860D(a) of the Code.

“REMIC Provisions” shall mean provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Required Special Servicer Rating” shall mean (i) a rating of “CSS3” in the case of Fitch, (ii) being on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer in the case of S&P and (iii) in the case of Moody’s or Morningstar, as applicable, such special servicer is acting as special servicer for one or more loans included in a commercial mortgage loan securitization that was rated by Moody’s or Morningstar, as applicable, within the twelve (12) month period prior to the date of determination, and Moody’s or Morningstar, as applicable, has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage loans.

“REO Property” shall have the meaning assigned to such term in the Servicing Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors in interest.

“Securitization” shall mean one or more sales by the Senior Noteholder of all or a portion of such Note to a Depositor, who will in turn include such portion of such Note as part of a securitization of one or more mortgage loans.

“Securitization Date” shall mean the effective date on which the Securitization of the Senior Note or portion thereof is consummated.

“Securitization Operating Advisor” shall mean the operating advisor under the Securitization Servicing Agreement, if any.

“Securitization Servicing Agreement” shall mean the Servicing Agreement, dated as of December 1, 2015, among Credit Suisse First Boston Mortgage Securities Corp., as depositor, KeyBank National Association, as Master Servicer, Rialto Capital Advisors, LLC, as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, and Wells Fargo Bank, National Association, as Trustee.

“Securitization Trust” shall mean a trust formed pursuant to a Securitization pursuant to which Junior Note or Senior Note is held.

“Senior Note” shall have the meaning assigned to such term in the recitals.

“Senior Noteholder” shall mean the Initial Senior Noteholder, or any subsequent holder of the Senior Note, together with its successors and assigns.

“Senior Note Default Rate” shall mean a rate per annum equal to the Senior Note Rate plus the Note Default Interest Spread.

“Senior Note Percentage Interest” shall mean a fraction, expressed as a percentage, the numerator of which is the Senior Note Principal Balance and the denominator of which is the sum of the Senior Note Principal Balance and the Junior Note Principal Balance.

“Senior Note Principal Balance” shall mean, with respect to the Mortgage Loan, at any time of determination, the initial Senior Note Principal Balance set forth on the Mortgage Loan Schedule, less any payments of principal thereon received by the Senior Noteholder or reductions in such amount pursuant to Section 3, 4 or 5, as applicable.

“Senior Note Rate” shall mean the Senior Note Rate set forth on the Mortgage Loan Schedule.

“Senior Note Relative Spread” shall mean the ratio of the Senior Note Rate to the Mortgage Loan Rate.

“Sequential Pay Event” shall mean any Event of Default with respect to an obligation to pay money due under the Mortgage Loan, any other Event of Default for which the Mortgage Loan is actually accelerated or any other Event of Default which causes the Mortgage Loan to become a Specially Serviced Mortgage Loan, or any bankruptcy or insolvency event that constitutes an Event of Default. A Sequential Pay Event shall no longer exist to the extent it has been cured (including any cure payment made by the Junior Noteholder in accordance with Section 11) and shall not be deemed to exist to the extent any Junior Noteholder is exercising its cure rights within the Cure Period under Section 11.

“Servicer” shall mean the Master Servicer or the Special Servicer, as the context may require.

“Servicing Agreement” shall mean the Securitization Servicing Agreement or any replacement servicing agreement entered into pursuant to Section 2(f).

“Servicing Fee Rate” shall have the meaning assigned to such term in the Servicing Agreement.

“Servicing Standard” shall have the meaning assigned to such term in the Servicing Agreement.

“Servicing Transfer Event” shall have the meaning assigned to such term in the Servicing Agreement.

“Special Servicer” shall have the meaning assigned to such term in the Servicing Agreement.

“Specially Serviced Mortgage Loan” shall have the meaning assigned to such term in the Servicing Agreement.

“Taxes” shall mean any income or other taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

“Threshold Event Collateral” shall have the meaning assigned to such term in Section 5(g).

“Threshold Event Cure” shall have the meaning assigned to such term in Section 5(g).

“Transfer” shall mean any sale, assignment, transfer, pledge, syndication, participation, hypothecation, contribution, encumbrance or other disposition (either (i) directly or (ii) indirectly through entering into a derivatives contract or any other similar agreement, excluding a repo financing or a Pledge in accordance with Section 19(e)).

“Trustee” shall mean the bank or trust company as may be selected by the Depositor and approved by the Rating Agencies to act as trustee for the Securitization, and shall include any fiscal agent and/or paying agent appointed for such Securitization.

“U.S. Person” shall mean a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, a trust in existence on August 20, 1996 that is eligible to elect to be treated as a U.S. Person).

“Workout” shall mean any written modification, waiver, amendment or restructuring relating to a workout of the Mortgage Loan or the Note in connection with a Mortgage Loan default or a likely default.

Section 2.          Servicing.

(a)          Each Noteholder acknowledges and agrees that, subject in each case to this Agreement, the Mortgage Loan shall be serviced from and after the Securitization Date (except as otherwise set forth in Section 2(f)), pursuant to the Securitization Servicing Agreement, in each case, in accordance with this Agreement; provided that the Master Servicer shall not be obligated to advance monthly payments of principal or interest in respect of the Notes other than the Senior Note if such principal or interest is not paid by the Mortgage Loan Borrower but shall be obligated to advance delinquent real estate taxes, insurance premiums and other expenses related to the maintenance of the Mortgaged Property and maintenance and enforcement of the lien of the Mortgage thereon, subject to the terms of the Securitization Servicing Agreement. The Junior Noteholder acknowledges that the Senior Noteholder may elect, in its sole discretion, to include the Senior Note in a Securitization and agrees that it will reasonably cooperate with the Senior Noteholder, at the Senior Noteholder’s expense, to effect such Securitization. Subject to the terms and conditions of this Agreement, each Noteholder hereby irrevocably and unconditionally consents to the appointment of the Master Servicer, Special Servicer and the Trustee under the Securitization Servicing Agreement by the Depositor and agrees to reasonably cooperate with and consent with the Master Servicer and the Special Servicer with respect to the servicing of the Mortgage Loan in accordance with the Securitization Servicing Agreement and this Agreement. Each Noteholder hereby appoints the Master Servicer and the Trustee in the Securitization as such Noteholder’s attorney-in-fact to sign any documents reasonably required with respect to the administration and servicing of the Mortgage Loan on its behalf under the Securitization Servicing Agreement (subject at all times to the rights of the Noteholder set forth herein and in the Servicing Agreement). In no event shall the Servicing Agreement require the Servicer to enforce the rights of any Noteholder or limit the Servicer in enforcing the rights of one Noteholder against the other Noteholder; however, this statement shall not be construed to otherwise limit the rights of one Noteholder with respect to the other Noteholder.

(b)          [Reserved]

(c)          In no event may the Securitization Servicing Agreement change the interest or principal allocable to, or the amount of any payments due to, the Junior Noteholder or materially increase the Junior Noteholder’s obligations or materially decrease the Junior Noteholder’s rights, remedies or protections hereunder.

(d)         The Securitization Servicing Agreement shall contain provisions to the effect that:

(i)          if an event of default under the Securitization Servicing Agreement has occurred (A) with respect to the Master Servicer under the Securitization Servicing Agreement that affects a Noteholder or any class of commercial mortgage securities backed by a Note or a participation interest in a Note, and the Master Servicer is not otherwise terminated under the Securitization Servicing Agreement, then the Junior Noteholder shall be entitled to direct the Master Servicer to appoint a sub-servicer solely with respect to the Mortgage Loan (or if the Mortgage Loan is currently being sub-serviced, to replace the current sub-servicer, but only if such original sub-servicer is in default under the related sub-servicing agreement); and (B) the appointment (or replacement) of a sub-servicer with respect to the Mortgage Loan, as contemplated in clause (A) above, will in any event be subject to written confirmation from each Rating Agency that such appointment would not, in and of itself, cause a downgrade, qualification or withdrawal of the then-current ratings assigned to the securities issued in connection with any Securitization;

(ii)         any payments received on the Mortgage Loan shall be paid by the Master Servicer to each of the Noteholders in accordance with Sections 3 and 4 hereof on the “master servicer remittance date” under the Securitization Servicing Agreement;

(iii)        the Junior Noteholder shall be entitled to receive, and the Master Servicer and the Special Servicer shall provide, any information relating to the Mortgage Loan, the borrower or the Mortgaged Property as the Junior Noteholder may reasonably request and would be customarily in the possession of, or collected or known by, the Master Servicer or Special Servicer of mortgage loans similar to the Mortgage Loan and, in any event, all information that is required to be provided to holders of the securities issued by the Securitization Trust that includes other Notes but not limited to standard CREFC® reports, provided that if an interest in the Junior Note or the Junior Noteholder is held by the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party, then the Junior Noteholder shall not be entitled to receive the Asset Status Report or any other information relating to the Special Servicer’s workout strategy;

(iv)        each Noteholder is an intended third party beneficiary in respect of the rights afforded it under the Securitization Servicing Agreement and may directly enforce such rights; and

(v)         the Securitization Servicing Agreement may not be amended without the consent of the Junior Noteholder if such amendment would materially and adversely affect the Mortgage Loan or the Junior Noteholder’s rights with respect thereto (as determined by the Junior Noteholder).

(e)          Notwithstanding anything to the contrary contained in this Agreement, any obligation of the Servicer pursuant to the terms hereof shall be performed by the Master Servicer or the Special Servicer, as applicable, as set forth in the Servicing Agreement.

(f)          At any time after the Securitization Date that the Senior Note is no longer subject to the provisions of the Securitization Servicing Agreement, the Senior Noteholder shall cause the Mortgage Loan to be serviced pursuant to a servicing agreement mutually agreeable to the Senior Noteholder and the Junior Noteholder that contains servicing provisions which are the same as or more favorable to Junior Noteholder, in substance, to those in the Securitization Servicing Agreement and all references herein to the “Securitization Servicing Agreement” shall mean such subsequent servicing agreement; provided, however, that until a replacement servicing agreement has been entered into, the Senior Noteholder shall cause the Mortgage Loan to be serviced in accordance with the servicing provisions set forth in the Securitization Servicing Agreement as if such agreement was still in full force and effect with respect to the Mortgage Loan; provided, further, however, that until a replacement servicing agreement is in place, the actual servicing of the Mortgage Loan may be performed by any nationally recognized commercial mortgage loan servicer appointed by the Senior Noteholder with the consent of the Junior Noteholder, which consent shall not be unreasonably withheld, conditioned or delayed, and does not have to be performed by the service providers set forth under the Securitization Servicing Agreement.

Section 3.          Payments Prior to a Sequential Pay Event. The Junior Note and the right of the Junior Noteholder to receive payments of interest, principal and other amounts with respect to such Junior Note shall at all times be junior, subject and subordinate to the Senior Note and the right of the Senior Noteholder to receive payments of interest, principal and other amounts with respect to the Senior Note as set forth herein. If no Sequential Pay Event, as determined by the applicable Servicer, shall have occurred and be continuing, all amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property or amounts realized as proceeds thereof, whether received in the form of Monthly Payments, the Balloon Payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan or Insurance Proceeds or Condemnation Proceeds (other than proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the terms of the Mortgage Loan Documents, to the extent permitted by the REMIC Provisions), but excluding (x) all amounts for required reserves or escrows required by the Mortgage Loan Documents (to the extent, in accordance with the terms of the Mortgage Loan Documents) to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to the Servicer under the Servicing Agreement and (y) all amounts that are then due, payable or reimbursable to any Servicer, Securitization Operating Advisor, Certificate Administrator or Trustee with respect to this Mortgage Loan pursuant to the Servicing Agreement, shall be applied by the Senior Noteholder (or its designee) and distributed by the Senior Noteholder (or the Servicer on its behalf) for payment in the following order of priority without duplication (and payments shall be made at such times as are set forth in the Servicing Agreement):

(a)          first, to the Senior Noteholder in an amount equal to the accrued and unpaid interest on the Senior Note Principal Balance at the Net Senior Note Rate;

(b)          second, to the Senior Noteholder in an amount equal to the Senior Note Percentage Interest of principal payments received, if any, with respect to such Monthly Payment Date with respect to the Mortgage Loan;

(c)          third, to the Senior Noteholder up to the amount of any unreimbursed costs and expenses paid by the Senior Noteholder including any Recovered Costs not previously reimbursed to the Senior Noteholder (or paid or advanced by any Servicer on its behalf and not previously paid or reimbursed) with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement;

(d)          fourth, if, as a result of a Workout the Principal Balance of the Senior Note has been reduced, to the Senior Noteholder in an amount up to the reduction of the Senior Note Principal Balance as a result of such Workout, plus interest on such amount at the related Senior Note Rate;

(e)          fifth, to the Senior Noteholder in an amount equal to the Senior Note Percentage Interest of any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(f)          sixth, to the Junior Noteholder in an amount equal to the accrued and unpaid interest on the Junior Note Principal Balance at the Net Junior Note Rate;

(g)          seventh, to the Junior Noteholder in an amount equal to the Junior Principal Portion of principal payments received, if any, with respect to such Monthly Payment Date with respect to the Mortgage Loan, until the Junior Note Principal Balance has been reduced to zero;

(h)          eighth, to the Junior Noteholder in an amount equal to the Junior Note Percentage Interest of any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(i)           ninth, to the extent the Junior Noteholder has made any payments or advances to cure defaults pursuant to Section 11, to reimburse the Junior Noteholder for all such cure payments;

(j)           tenth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(i) and, as a result of a Workout the Principal Balance of the Junior Note has been reduced, such excess amount shall be paid to the Junior Noteholder in an amount up to the reduction, if any, of the Junior Note Principal Balance as a result of such Workout, plus interest on such amount at the related Junior Note Rate;

(k)          eleventh, to the extent assumption or transfer fees actually paid by the Mortgage Loan Borrower are not required to be otherwise applied under the Servicing Agreement, including, without limitation, to provide reimbursement for interest on any

Advances, to pay any Additional Servicing Expenses or to compensate a Servicer (in each case provided that such reimbursements or payments relate to the Mortgage Loan), any such assumption or transfer fees, to the extent actually paid by the Mortgage Loan Borrower, shall be paid to the Senior Noteholder and the Junior Noteholder, pro rata, based on their respective Percentage Interests;

(l)           twelfth, to the Senior Noteholder in an amount equal to the Senior Note Percentage Interest of any Accrued Interest to the extent paid by the Mortgage Loan Borrower;

(m)         thirteenth, to the Junior Noteholder in an amount equal to the Junior Note Percentage Interest of any Accrued Interest to the extent paid by the Mortgage Loan Borrower; and

(n)          lastly, if any excess amount is available to be distributed in respect of the Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(m), any remaining amount shall be paid to the Senior Noteholder and the Junior Noteholder, pro rata, based on their respective initial Percentage Interests.

Section 4.          Payments Following a Sequential Pay Event. Payments of interest and principal shall be made to the Noteholders in accordance with Section 3 of this Agreement; except, if a Sequential Pay Event, as determined by the applicable Servicer and as set forth in the Servicing Agreement, shall have occurred and be continuing, all amounts tendered by the Mortgage Loan Borrower or otherwise available for payment on or with respect to or in connection with the Mortgage Loan or the Mortgaged Property or amounts realized as proceeds thereof (including without limitation amounts received by the Master Servicer or Special Servicer pursuant to the Servicing Agreement as reimbursements on account of recoveries in respect of Advances), whether received in the form of Monthly Payments, any proceeds from the sale or distribution of any REO Property, the Balloon Payment, Liquidation Proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing the Mortgage Loan or Insurance Proceeds or Condemnation Proceeds (other than proceeds, awards or settlements to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgage Loan Borrower in accordance with the terms of the Mortgage Loan Documents, to the extent permitted by the REMIC Provisions), but excluding (x) all amounts for required reserves or escrows required by the Mortgage Loan Documents to continue to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to the Servicer under Servicing Agreement and (y) all amounts that are then due, payable or reimbursable to any Servicer, Securitization Operating Advisor, Certificate Administrator or Trustee with respect to this Mortgage Loan pursuant to the Servicing Agreement with respect to the Mortgage Loan, shall be distributed by the Servicer in the following order of priority without duplication (and payments shall be made at such times as are set forth in the Servicing Agreement):

(a)          first, to the Senior Noteholder in an amount equal to the accrued and unpaid interest on the Senior Note Principal Balance at the Net Senior Note Rate;

(b)          second, to the Senior Noteholder in an amount equal to the Senior Note Principal Balance, until the Senior Note Principal has been reduced to zero;

(c)         third, up to the amount of any unreimbursed costs and expenses paid by the Senior Noteholder, including any Recovered Costs not previously reimbursed to such Noteholder (or paid or advanced by any Servicer on its behalf and not previously paid or reimbursed) with respect to the Mortgage Loan pursuant to this Agreement or the Servicing Agreement;

(d)         fourth, if, as a result of a Workout the Principal Balance of the Senior Note has been reduced, to the Senior Noteholder in an amount up to the reduction of the Senior Note Principal Balance as a result of such Workout, plus interest on such amount at the related Senior Note Rate;

(e)         fifth, to the Senior Noteholder in an amount equal to the Senior Note Percentage Interest of any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(f)          sixth, to the Junior Noteholder in an amount equal to the accrued and unpaid interest on the Junior Note Principal Balance at the Net Junior Note Rate;

(g)         seventh, to the Junior Noteholder in an amount equal to the Junior Note Principal Balance, until the Junior Note Principal Balance has been reduced to zero;

(h)         eighth, to the Junior Noteholder in an amount equal to the Junior Note Percentage Interest of any Prepayment Premium to the extent paid by the Mortgage Loan Borrower;

(i)           ninth, to the extent the Junior Noteholder has made any payments or advances to cure defaults pursuant to Section 11, to reimburse the Junior Noteholder for all such cure payments;

(j)          tenth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(i) and, as a result of a Workout the Principal Balance of the Junior Note has been reduced, such excess amount shall be paid to the Junior Noteholder in an amount up to the reduction, if any, of the Junior Note Principal Balance as a result of such Workout, plus interest on such amount at the related Junior Note Rate;

(k)          eleventh, to the extent assumption or transfer fees actually paid by the Mortgage Loan Borrower are not required to be otherwise applied under the Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any Additional Servicing Expenses or to compensate a Servicer (in each case provided that such reimbursements or payments relate to the Mortgage Loan), any such assumption or transfer fees, to the extent actually paid by the Mortgage Loan Borrower, shall be paid to the Senior Noteholder and the Junior Noteholder, pro rata, based on their respective Percentage Interests;

(l)           twelfth, to the Senior Noteholder in an amount equal to the Senior Note Percentage Interest of any Accrued Interest to the extent paid by the Mortgage Loan Borrower;

(m)         thirteenth, to the Junior Noteholder in an amount equal to the Junior Note Percentage Interest of any Accrued Interest to the extent paid by the Mortgage Loan Borrower; and

(n)          lastly, if any excess amount is available to be distributed in respect of the Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(m), any remaining amount shall be paid to the Senior Noteholder and the Junior Noteholder, pro rata, based on their respective initial Percentage Interests.

Section 5.            Administration of the Mortgage Loan.

(a)          Subject to this Agreement (including, without limitation, Section 5(f) below) and the Servicing Agreement, the Senior Noteholder (or the Servicer acting on behalf of the Senior Noteholder) shall have the sole and exclusive authority with respect to the administration of, and exercise of rights and remedies with respect to, the Mortgage Loan, including, without limitation, the sole authority to modify or waive any of the terms of the Mortgage Loan Documents or consent to any action or failure to act by the Mortgage Loan Borrower or any other party to the Mortgage Loan Documents, call or waive any Event of Default, accelerate the Mortgage Loan or institute any foreclosure action or other remedy and the Junior Noteholder shall not have any voting, consent or other rights whatsoever with respect to the Senior Noteholder’s administration of, or exercise of its rights and remedies with respect to, the Mortgage Loan. Subject to this Agreement and the Servicing Agreement (including, without limitation, Section 5(f) below), the Junior Noteholder agrees that it shall have no right to, and hereby presently and irrevocably assigns and conveys to the Senior Noteholder (or the Servicer acting on behalf of the Senior Noteholder) the rights, if any, that the Junior Noteholder has to, (i) call or cause the Senior Noteholder to call an Event of Default under the Mortgage Loan, or (ii) exercise any remedies with respect to the Mortgage Loan or the Mortgage Loan Borrower, including, without limitation, filing or causing the Senior Noteholder to file any bankruptcy petition against the Mortgage Loan Borrower. The Senior Noteholder (or the Servicer acting on behalf of the Senior Noteholder) shall not have any fiduciary duty to the Junior Noteholder in connection with the administration of the Mortgage Loan (but the foregoing shall not relieve the Senior Noteholder from the obligation to make any disbursement of funds as set forth herein).

(b)          The administration of the Mortgage Loan shall be governed by this Agreement and the Servicing Agreement. Each Noteholder agrees to be bound by the terms of the Servicing Agreement. Servicing of the Mortgage Loan shall be carried out by the Master Servicer and, if the Mortgage Loan is a Specially Serviced Mortgage Loan, by the Special Servicer, in each case pursuant to the Servicing Agreement. Notwithstanding anything to the contrary contained herein, in accordance with the Servicing Agreement, the Senior Noteholder shall cause the Master Servicer and the Special Servicer to service and administer the Mortgage Loan in accordance with the Servicing Standard, taking into account the interests of the Senior Noteholder and the Junior Noteholder (it being understood that the interest of the Junior Noteholder is a junior Note interest, subject to the terms and conditions of this Agreement), and any Junior Noteholder who is not the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party shall be deemed a third party beneficiary of such provisions of the Servicing Agreement. The foregoing provisions of this Section 5(b) shall not limit or modify the rights of the Junior Noteholder to exercise their respective rights specifically set forth under this Agreement.

(c)          Notwithstanding anything to the contrary contained herein, but subject to the terms and conditions of the Servicing Agreement and this Agreement (including, without limitation, Section 5(f) below), if the Senior Noteholder in connection with a Workout of the Mortgage Loan modifies the terms thereof such that (i) the unpaid principal balance of the Mortgage Loan is decreased, (ii) the Interest Rate or scheduled amortization payments on the Mortgage Loan are reduced, (iii) payments of interest or principal on the Mortgage Loan are waived, reduced or deferred or (iv) any other adjustment (other than an increase in the Interest Rate or increase in scheduled amortization payments) is made to any of the terms of the Mortgage Loan, all payments to the Senior Noteholder pursuant to Section 3 and Section 4, as applicable, shall be made as though such Workout did not occur, with the payment terms of the Senior Note remaining the same as they are on the date hereof, the Junior Note shall bear the full economic effect of all waivers, reductions or deferrals of amounts due on the Mortgage Loan attributable to such Workout (up to the amount otherwise due on the Junior Note). Subject to the Servicing Agreement and this Agreement (including without limitation Section 5(f) below), in the case of any modification or amendment described above, the Senior Noteholder will have the sole authority and ability to revise the payment provisions set forth in Section 3 and Section 4 above in a manner that reflects the subordination of the Junior Note to the Senior Note with respect to the loss that is the result of such amendment or modification, including: (i) the ability to increase the Senior Note Percentage Interest and to reduce the Junior Note Percentage Interest in a manner that reflects a loss in principal as a result of such amendment or modification and (ii) the ability to change the Senior Note Rate and the Junior Note Rate, as applicable, in order to reflect a reduction in the Interest Rate of the Mortgage Loan but shall not be permitted to change the order of the clauses set forth in Sections 3 and 4 hereof. Notwithstanding the foregoing, if any Workout, modification or amendment of the Mortgage Loan extends the original maturity date of the Mortgage Loan, for purposes of this paragraph, the Balloon Payment will be deemed not to be due on the original maturity date of the Mortgage Loan but will be deemed due on the extended maturity date of the Mortgage Loan.

(d)          All rights and obligations of the Senior Noteholder described hereunder may be exercised by the Servicer on behalf of the Senior Noteholder in accordance with the Servicing Agreement and this Agreement.

(e)          For so long as the Senior Note is included as an asset of a REMIC, any provision of this Agreement to the contrary notwithstanding: (i) the Mortgage Loan shall be administered such that the Senior Note and the Junior Note shall each qualify at all times as (or as interests in) a “qualified mortgage” within the meaning of Sections 860G(a)(3) of the Code, (ii) any real property (and related personal property) acquired by or on behalf of the Senior Noteholder pursuant to a foreclosure, exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Mortgage or lien on such property following a default on the Mortgage Loan shall be administered so that the interests of the Noteholders therein shall at all times qualify as “foreclosure property” within the meaning of Sections 860G(a)(8) of the Code and (iii) the Senior Noteholder may not modify, waive or amend any provision of the Mortgage Loan, consent to or withhold consent from any action of the Mortgage Loan Borrower, or exercise or refrain from exercising any powers or rights which the Senior Noteholder may have under the

Mortgage Loan Documents, if any such action would constitute a “significant modification” of the Mortgage Loan, within the meaning of Section 1.860G 2(b) of the regulations of the United Stated Department of the Treasury, more than three months after the earliest startup day of any REMIC which includes the Senior Note (or any portion thereof). The Noteholders agree that the provisions of this Section 5(e) shall be effected by compliance by the Senior Noteholder or its assignees with this Agreement or the Servicing Agreement or any other agreement which governs the administration of the Mortgage Loan or the Senior Noteholder’s interests therein. All costs and expenses of compliance with this Section 5(e), to the extent that such costs and expenses relate to administration of a REMIC or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense, shall be borne by the Senior Noteholder.

(f)          Reserved.

(g)          Reserved.

(h)         The Servicer or Special Servicer shall obtain appraisals that meet the requirements of, and at the times required pursuant to, the terms of the Securitization Servicing Agreement.

Section 6.           Reserved.

Section 7.           Reserved.

Section 8.           Payment Procedure.

(a)          The Senior Noteholder (or the Servicer on its behalf), in accordance with the priorities set forth in Section 3 or 4, as applicable, and subject to the terms of the Servicing Agreement, will deposit or cause to be deposited all payments allocable to the Notes to the Collection Account for the Notes established pursuant to the Servicing Agreement. The Senior Noteholder (or the Servicer on its behalf) shall establish a segregated sub-account for amounts due to the Senior Noteholder and the Junior Noteholder. The Senior Noteholder (or the Servicer acting on its behalf) shall deposit such amounts to the applicable account on the Business Day next following the date such payment was received by the Senior Noteholder (or the Servicer acting on its behalf) from or on behalf of the Mortgage Loan Borrower.

(b)          If the Senior Noteholder (or the Servicer on its behalf) determines, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of the Senior Note or the Junior Note must, pursuant to any insolvency bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Mortgage Loan Borrower or paid to the Senior Noteholder, the Junior Noteholder or any Servicer or paid to any other Person, then, notwithstanding any other provision of this Agreement, the Senior Noteholder (or the Servicer on its behalf) shall not be required to distribute any portion thereof to such Junior Noteholder or the Senior Noteholder, as applicable, and the Junior Noteholder will promptly on demand by the Senior Noteholder (or the Servicer on its behalf) repay to the Senior Noteholder (or the Servicer on its behalf) any portion thereof that the Senior Noteholder (or the Servicer on its behalf) shall have theretofore distributed to the Junior Noteholder together with interest thereon at such rate, if any, as the Senior Noteholder shall have been required to pay to any

Mortgage Loan Borrower, the Senior Noteholder, Master Servicer, Special Servicer or such other Person with respect thereto.

(c)          If, for any reason, the Senior Noteholder (or the Servicer on its behalf) makes any payment to the Junior Noteholder before the Senior Noteholder (or the Servicer on its behalf) has received the corresponding payment (it being understood that the Senior Noteholder (or the Servicer on its behalf) is under no obligation to do so), and the Senior Noteholder (or the Servicer on its behalf) does not receive the corresponding payment within three (3) Business Days of its payment to the Junior Noteholder, the Junior Noteholder will, at the Senior Noteholder’s (or the Servicer’s on its behalf) request, promptly return that payment to the Senior Noteholder (or the Servicer on its behalf).

(d)          Each of the Senior Noteholder and the Junior Noteholder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Mortgage Loan in excess of its distributable share thereof, it will promptly remit such excess to the Senior Noteholder (or the Servicer on its behalf) or the Junior Noteholder, as applicable, subject to this Agreement and the Servicing Agreement. The Senior Noteholder (or the Servicer on its behalf) shall have the right to offset any amounts due hereunder from the Junior Noteholder with respect to the Mortgage Loan against any future payments due to the Junior Noteholder under the Mortgage Loan, provided, that the Senior Noteholder’s and the Junior Noteholder’s obligations under this Section 8 are separate and distinct obligations from one another and in no event shall Senior Noteholder (or the Servicer on its behalf) enforce the obligations of the Senior Noteholder against the Junior Noteholder or the obligations of the Junior Noteholder against the Senior Noteholder. The Senior Noteholder’s and the Junior Noteholder’s obligations under this Section 8 constitute absolute, unconditional and continuing obligations.

Section 9.           Limitation on Liability of the Noteholders. The Senior Noteholder (including any Servicer) shall have no liability to the Junior Noteholder with respect to the Junior Note except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of the Senior Noteholder. The Junior Noteholder shall have no liability to the Senior Noteholder with respect to the Senior Note except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of the Junior Noteholder.

The Junior Noteholder acknowledges that, subject to the terms and conditions hereof and the obligation of the Senior Noteholder (including any Servicer) to comply with, and except as otherwise required by, the Servicing Standard, the Senior Noteholder (including any Servicer) may exercise, or omit to exercise, any rights that the Senior Noteholder may have under this Agreement and the Servicing Agreement in a manner that may be adverse to the interests of the Junior Noteholder and that the Senior Noteholder (including any Servicer) shall have no liability whatsoever to the Junior Noteholder in connection with the Senior Noteholder’s exercise of rights or any omission by the Senior Noteholder to exercise such rights other than as described above; provided, however, that the Servicer must act in accordance with the Servicing Standard and the Senior Noteholder shall not be protected against any liability to the Junior Noteholder that would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence.

The Senior Noteholder acknowledges that, subject to the terms and conditions hereof, the Junior Noteholder may exercise, or omit to exercise, any rights that the Junior Noteholder may have under this Agreement and the Servicing Agreement in a manner that may be adverse to the interests of the Senior Noteholder and that the Junior Noteholder shall have no liability whatsoever to the Senior Noteholder in connection with the Junior Noteholder’s exercise of rights or any omission by the Junior Noteholder to exercise such rights; provided, however, that the Junior Noteholder shall not be protected against any liability to the Senior Noteholder that would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence.

Section 10.         Bankruptcy. Subject to the provisions of Section 5(f) hereof, the Junior Noteholder hereby covenants and agrees that only the Senior Noteholder (or the Servicer on its behalf) has the right to institute, file, commence, acquiesce, petition under Bankruptcy Code Section 303 or otherwise or join any Person in any such petition or otherwise invoke or cause any other Person to invoke an Insolvency Proceeding with respect to or against the Mortgage Loan Borrower or Guarantor or seek to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to the Mortgage Loan Borrower or Guarantor or all or any part of its property or assets or ordering the winding-up or liquidation of the affairs of the Mortgage Loan Borrower or Guarantor. Subject to the provisions of Section 5(f) hereof, the Junior Noteholder further agrees that only the Senior Noteholder, as a creditor, can make any election, give any consent, commence any action or file any motion, claim, obligation, notice or application or take any other action in any case by or against the Mortgage Loan Borrower or Guarantor under the Bankruptcy Code or in any other Insolvency Proceeding. The Junior Noteholder hereby appoints the Senior Noteholder as its agent, and grants to the Senior Noteholder an irrevocable power of attorney coupled with an interest, and its proxy, for the purpose of exercising any and all rights and taking any and all actions available to the Junior Noteholder in connection with any case by or against the Mortgage Loan Borrower or Guarantor under the Bankruptcy Code or in any other Insolvency Proceeding, including, without limitation, the right to file and/or prosecute any claim, vote to accept or reject a plan, to make any election under Section 1111(b) of the Bankruptcy Code with respect to the Mortgage Loan, and to file a motion to modify, lift or terminate the automatic stay with respect to the Mortgage Loan. The Junior Noteholder in its capacity as such, hereby agrees that, upon the request of the Senior Noteholder, such Junior Noteholder shall execute, acknowledge and deliver to the Senior Noteholder all and every such further deeds, conveyances and instruments as the Senior Noteholder may reasonably request for the better assuring and evidencing of the foregoing appointment and grant. All actions taken by the Servicer in connection with any Insolvency Proceeding are subject to and must be in accordance with the Servicing Standard.

Section 11.         Cure Rights of Junior Noteholder.

(a)          Subject to Section 11(b) below, in the event that the Mortgage Loan Borrower fails to make any payment of principal or interest on the Mortgage Loan by the end of the applicable grace period (the “Grace Period”) for such payment permitted under the applicable Mortgage Loan Documents (a “Monetary Default”), the Senior Noteholder shall promptly provide notice to the Junior Noteholder of such default (the “Monetary Default Notice”). The Junior Noteholder shall have the right, but not the obligation, to cure such Monetary Default within ten (10) Business Days after receiving the Monetary Default Notice (the “Cure Period”) and at no other times. At the time a payment is made to cure a Monetary Default, the Junior

Noteholder shall pay or reimburse the Senior Noteholder for all unreimbursed Advances (whether or not recoverable), Advance Interest Amounts, any unpaid fees to any Servicer and any Additional Servicing Expenses. The Junior Noteholder shall not be required, in order to effect a cure hereunder, to pay any default interest or late charges under the Loan Documents. So long as a Monetary Default exists for which a cure payment permitted hereunder is made, such Monetary Default shall not be treated as an Event of Default by the Senior Noteholder (including for purposes of (i) the definition of “Sequential Pay Event,” (ii) accelerating the Mortgage Loan, modifying, amending or waiving any provisions of the Mortgage Loan Documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Mortgaged Property; or (iii) treating the Mortgage Loan as a Specially Serviced Mortgage Loan); provided that such limitation shall not prevent the Senior Noteholder from collecting Default Interest or late charges from the Mortgage Loan Borrower. Any amounts advanced by a Noteholder on behalf of the Mortgage Loan Borrower to effect any cure shall be reimbursable to such Noteholder under Section 3 or Section 4, as applicable.

(b)          Notwithstanding anything to the contrary contained in Section 11(a), the Junior Noteholder shall be limited to a combined total of six (6) cures of Monetary Defaults, no more than three (3) of which may be consecutive, or Non-Monetary Defaults over the term of the Mortgage Loan. Additional Cure Periods shall only be permitted with the consent of the Senior Noteholder.

(c)          No action taken by the Junior Noteholder in accordance with this Agreement shall excuse performance by the Mortgage Loan Borrower of its obligations under the Mortgage Loan Documents and Senior Noteholder’s rights under the Mortgage Loan Documents shall not be waived or prejudiced by virtue of the Junior Noteholder’s actions under this Agreement. Subject to the terms of this Agreement, the Junior Noteholder shall be subrogated to the Senior Noteholder’s rights to any payment owing to the Senior Noteholder for which the Junior Noteholder makes a cure payment as permitted under this Section 11 but such subrogation rights may not be exercised against the Mortgage Loan Borrower until 91 days after the Note is paid in full.

(d)          If an Event of Default (other than a Monetary Default) occurs and is continuing under the Mortgage Loan Documents (a “Non-Monetary Default”), the Senior Noteholder shall promptly provide notice to the Junior Noteholder of such failure (the “Non-Monetary Default Notice”) and the Junior Noteholder shall have the right, but not the obligation, to cure such Non-Monetary Default within 10 days from the later of (i) the expiration of the cure period of the Mortgage Loan Borrower under the Mortgage Loan Document and (ii) receipt of the Non-Monetary Default Notice, to cure such Non-Monetary Default; provided, however, if such Non-Monetary Default is susceptible of cure but cannot reasonably be cured within such period and if curative action was promptly commenced and is being diligently pursued by the Junior Noteholder, the Junior Noteholder shall be given an additional period of time as is reasonably necessary to enable the Junior Noteholder in the exercise of due diligence to cure such Non-Monetary Default for so long as (i) the Junior Noteholder diligently and expeditiously proceeds to cure such Non-Monetary Default, (ii) the Junior Noteholder makes all cure payments that it is permitted to make in accordance with the terms and provisions of Section 11(a) hereof, (iii) such additional period of time does not exceed sixty (60) days, (iv) such Non-Monetary

Default is not caused by an Insolvency Proceeding or during such period of time that the Junior Noteholder has to cure a Non-Monetary Default in accordance with this Section 11(d) (the “Non-Monetary Default Cure Period”), an Insolvency Proceeding does not occur and (v) during such Non-Monetary Default Cure Period, there is no material adverse effect on the Mortgage Loan Borrower or the Mortgaged Property or the value of the Mortgage Loan as a result of such Non-Monetary Default or the attempted cure. The Non-Monetary Default Notice shall contain a statement in boldface font that the Junior Noteholder’s failure to cure such Non-Monetary Default within the applicable Non-Monetary Default Cure Period after receiving such notice will result in the termination of the right to cure such Non-Monetary Default.

Section 12.        Purchase of Senior Note By Junior Noteholder. The Junior Noteholder shall have the right, by written notice to the Senior Noteholder (a “Noteholder Purchase Notice”), delivered at any time an Event of Default under the Mortgage Loan has occurred and is continuing, to purchase, in immediately available funds, the Senior Note in whole but not in part at the applicable Defaulted Mortgage Loan Purchase Price. Upon the delivery of the Noteholder Purchase Notice to the Senior Noteholder, the Senior Noteholder shall sell (and the Junior Noteholder shall purchase) the Senior Note (including, without limitation, any Notes therein) at the applicable Defaulted Mortgage Loan Purchase Price, on a date (the “Defaulted Note Purchase Date”) not more than ten (10) Business Day after the written exercise of the Junior Noteholder to purchase the Senior Note. The Noteholder Purchase Notice shall contain a statement in boldface font that the Junior Noteholder’s failure to purchase the Senior Notes on a Defaulted Note Purchase Date will result in the termination of such right. The Junior Noteholder agrees that the sale of the Senior Note shall comply with all requirements of the Servicing Agreement and that all costs and expenses related thereto shall be paid by the Junior Noteholder. The Defaulted Mortgage Loan Purchase Price shall be calculated by the Senior Noteholder (or the Servicer on its behalf) three (3) Business Days prior to the Defaulted Note Purchase Date (and such calculation shall be accompanied by a listing of all amounts included in the Defaulted Mortgage Loan Purchase Price), and shall, absent manifest error, be binding upon the Junior Noteholder. Concurrently with the payment to the Senior Noteholder in immediately available funds of its respective portion of the applicable Defaulted Mortgage Loan Purchase Price, the Senior Noteholder will execute at the sole cost and expense of the Junior Noteholder in favor of the Junior Noteholder assignment documentation which will assign the Senior Note and the Mortgage Loan Documents without recourse, representations or warranties (except the Senior Noteholder, and the Junior Noteholder, as applicable, will represent and warrant that it had good and marketable title to, was the sole owner and holder of, and had power and authority to deliver the Mortgage Loan or Note, as applicable, free and clear of all liens and encumbrances (other than the interest created by the Junior Note)). The right of the Junior Noteholder to purchase the Senior Note shall automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Mortgaged Property (and the Senior Noteholder shall give the Junior Noteholder ten (10) days notice of its intent with respect to such action). Notwithstanding the foregoing sentence, if title to the Mortgaged Property is transferred to the Senior Noteholder (or a designee on its behalf) less than ten (10) days after the acceleration of the Mortgage Loan, the Senior Noteholder shall notify the Junior Noteholder of such transfer and the Junior Noteholder shall have a fifteen (15) day period from the date of such notice from the Senior Noteholder to deliver the Noteholder Purchase Notice to the Senior Noteholder, in which case the Junior Noteholder will be obligated to purchase the Mortgaged

Property, in immediately available funds, within such fifteen (15) day period at the applicable Defaulted Mortgage Loan Purchase Price.

Section 13.         Representations of Junior Noteholder. The Junior Noteholder represents, and it is specifically understood and agreed, that it is acquiring its Junior Note for its own account in the ordinary course of its business and the Senior Noteholder shall otherwise have no liability or responsibility to the Junior Noteholder except as expressly provided herein (including, Section 9). The Junior Noteholder represents and warrants that the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene its charter or any law or contractual restriction binding upon the Junior Noteholder, and that this Agreement is the legal, valid and binding obligation of the Junior Noteholder enforceable against the Junior Noteholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law. The Junior Noteholder represents and warrants that it is duly organized, validly existing, in good standing and possesses of all licenses and authorizations necessary to carry on its business. The Junior Noteholder represents and warrants that (a) this Agreement has been duly executed and delivered by the Junior Noteholder, (b) to the Junior Noteholder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by the Junior Noteholder have been obtained or made, (c) to the Junior Noteholder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against the Junior Noteholder, an adverse outcome of which would materially and adversely affect its performance under this Agreement and (d) the acquisition and holding of the Junior Note will not result in a non-exempt violation of any applicable federal, state or local law that is materially similar to Section 406 of ERISA or Section 4975 of the Code.

The Junior Noteholder acknowledges that the Senior Noteholder does not owe the Junior Noteholder any fiduciary duty with respect to any action taken under the Mortgage Loan Documents and, except as provided herein, need not consult with the Junior Noteholder with respect to any action taken by the Senior Noteholder in connection with the Mortgage Loan.

The Junior Noteholder expressly and irrevocably waives for itself and any Person claiming through or under the Junior Noteholder any and all rights that it may have under Section 1315 of the New York Real Property Actions and Proceedings Law or the provisions of any similar law which purports to give a junior loan Noteholder the right to initiate any loan enforcement or foreclosure proceedings.

Section 14.         Representations of the Initial Senior Noteholder. The Initial Senior Noteholder represents and warrants that the execution, delivery and performance of this Agreement is within its corporate powers, has been duly authorized by all necessary corporate action, and does not contravene the Initial Senior Noteholder’s charter or any law or contractual restriction binding upon the Initial Senior Noteholder, and that this Agreement is the legal, valid and binding obligation of the Initial Senior Noteholder enforceable against the Initial Senior

Noteholder in accordance with its terms. The Initial Senior Noteholder represents and warrants that it is duly organized, validly existing, in good standing and possession of all licenses and authorizations necessary to carry on its business. The Initial Senior Noteholder represents and warrants that (a) this Agreement has been duly executed and delivered by the Initial Senior Noteholder, (b) to the Initial Senior Noteholder’s actual knowledge, all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by the Initial Senior Noteholder has been obtained or made and (c) to the Initial Senior Noteholder’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against the Initial Senior Noteholder, an adverse outcome of which would materially and adversely affect its performance under this Agreement.

Section 15.         Independent Analysis of the Junior Noteholder. The Junior Noteholder acknowledges that it has, independently and without reliance upon the Initial Senior Noteholder, except with respect to the representations and warranties provided by the Initial Senior Noteholder herein, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to purchase the Junior Note and the Junior Noteholder accepts responsibility therefor. The Junior Noteholder hereby acknowledges that, other than the representations and warranties provided herein, the Senior Noteholder has made no representations or warranties with respect to the Mortgage Loan, subject to such representations and warranties as provided by the Senior Noteholder herein, and that the Senior Noteholder shall have no responsibility for (i) the collectibility of the Mortgage Loan, (ii) the validity, enforceability or legal effect of any of the Mortgage Loan Documents or the title insurance policy or policies or any survey furnished or to be furnished to the Senior Noteholder in connection with the origination of the Mortgage Loan, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Mortgage Loan Documents, or (iv) the financial condition of the Mortgage Loan Borrower. The Senior Noteholder assumes all risk of loss in connection with the Senior Note except as specifically set forth herein. The Junior Noteholder assumes all risk of loss in connection with the Junior Note except as specifically set forth herein.

Section 16.         No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute the relationship created hereby among any of the Noteholders as a partnership, association, joint venture or other entity. The Senior Noteholder shall have no obligation whatsoever to offer to the Junior Noteholder the opportunity to purchase a Note interest in any future loans originated by the Senior Noteholder or its Affiliates and if the Senior Noteholder chooses to offer to the Junior Noteholder the opportunity to purchase a Note interest in any future mortgage loans originated by the Senior Noteholder or its Affiliates, such offer shall be at such purchase price and interest rate as the Senior Noteholder chooses, in its sole and absolute discretion. The Junior Noteholder shall not have any obligation whatsoever to purchase from the Senior Noteholder a Note interest in any future loans originated by the Senior Noteholder or its Affiliates.

Section 17.         Not a Security. The Junior Note shall not be deemed to be a security within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

Section 18.         Other Business Activities of the Noteholders. Each Noteholder acknowledges that any Noteholder or its Affiliates may make loans or otherwise extend credit to, and generally engage in any kind of business with, any Affiliate of the Mortgage Loan Borrower (each such Affiliate, a “Mortgage Loan Borrower Related Party”), and receive payments on such other loans or extensions of credit to Mortgage Loan Borrower Related Parties and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

Section 19.         Sale of the Junior Note and the Senior Note.

(a)          The Junior Noteholder agrees that it will not Transfer all or any portion of the Junior Note except that the Junior Noteholder shall have the right to Transfer its respective Note, or any portion thereof, (i) to a Qualified Institutional Lender, provided, that promptly after the Transfer (x) the Senior Noteholder is provided with a representation from a transferee or the Junior Noteholder certifying that such transferee is a Qualified Institutional Lender, (y) the Senior Noteholder is provided with a copy of the assignment and assumption agreement referred to in Section 20 and (z) such transfer would not cause the Junior Note to be held by more than five persons nor cause there to be no one person owning a majority of the Junior Note and (ii) to an entity that is not a Qualified Institutional Lender; provided that the Junior Noteholder obtains with respect to a Transfer in accordance with this clause (a)(ii), the consent of the Senior Noteholder, which shall not be unreasonably withheld, delayed or conditioned; provided that (x) promptly after the Transfer the Senior Noteholder is provided with a copy of the assignment and assumption agreement referred to in Section 20 and (y) such transfer would not cause the Junior Note to be held by more than five persons nor cause there to be no one person owning a majority of the Junior Note. If the Junior Note is held by more than one Junior Noteholder at any time, the holders of a majority of the Principal Balance of the Junior Note shall immediately appoint a representative to exercise all rights of the Junior Note hereunder. Notwithstanding the foregoing, without the Senior Noteholder’s prior consent, which may be withheld in the Senior Noteholder’s sole discretion, the Junior Noteholder shall not Transfer all or any portion of the Junior Note to the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party and any such Transfer shall be absolutely null and void and shall vest no rights in the purported transferee. The Junior Noteholder agrees it will pay the reasonable documented expenses of the Senior Noteholder (including all expenses of the Master Servicer and the Special Servicer) in connection with any such Transfer by the Junior Noteholder.

(b)          Notwithstanding the foregoing, the Junior Noteholder shall have the right, without the need to obtain the consent of the Senior Noteholder or any other Person, to Transfer 49% or less (in the aggregate) of its interest in the Junior Note to a Person that has no direct rights with respect to the Junior Note or to a Qualified Institutional Lender; provided that any such Transfer shall be made in accordance with the terms of this Section 19; provided, further that the Junior Noteholder shall not Transfer all or any portion of the Junior Note to the Mortgage Loan Borrower or a Mortgage Loan Borrower Related Party and any such Transfer shall be void ab initio, absolutely null and void and shall vest no rights in the purported transferee. All Transfers under Section 19(a) and (b) shall be made upon written notice to the Senior Noteholder not later than the date of such Transfer, and each transferee shall (i) execute an assignment and assumption agreement whereby such transferee assumes all or a ratable portion, as the case may be, of the obligations of the Junior Noteholder hereunder with respect to the Junior Note from and after the date of such assignment (or, in the case, of a pledge, collateral assignment or other encumbrance made in accordance with Section 19(e) by the Junior Noteholder of the Junior Note solely as security for a loan to the Junior Noteholder made by a third-party lender whereby the Junior Noteholder remains fully liable under this Agreement, on or before the date on which such lender succeeds to the rights of the Junior Noteholder by foreclosure or otherwise, such third-party lender executes an agreement that such lender shall be bound by the terms and provisions of this Agreement and the obligations of the Junior Noteholder hereunder) and (ii) agree in writing to be bound by the Servicing Agreement, unless the Servicing Agreement is not then in effect with respect to the Mortgage Loan, in which event the parties will enter into or agree to be bound by any replacement servicing agreement therefor in accordance with the provisions hereof. Upon the consummation of a Transfer of all or any portion of the Junior Note in accordance with this Agreement, the transferring Person shall be released from all liability arising under this Agreement with respect to the Junior Note (or the portion thereof that was the subject of such Transfer), for the period after the effective date of such Transfer (it being understood and agreed that the foregoing release shall not apply in the case of a sale, assignment, transfer or other disposition of a participation interest in the Junior Note as described in clause (c) below). In connection with any such permitted transfer of a portion of the Junior Note and for all purposes of this Agreement, the Senior Noteholder need only recognize the majority holder of the Junior Note for purposes of notices, consents and other communications between the Senior Noteholder and such majority holder of the Junior Note shall be the only Person authorized hereunder to exercise any rights of the Junior Noteholder under this Agreement; provided, however, the majority holder of the Junior Note may from time to time designate any other Person as an additional party entitled to receive notices, consents and other communications and/or to exercise rights on behalf of the Junior Noteholder hereunder by delivering written notice thereof to the Senior Noteholder, and, from and after delivery of such notice, such designee shall be so authorized hereunder and shall be the only party entitled to receive such notices, consents and such other communications and/or to exercise such rights.

(c)          In the case of any sale, assignment, transfer or other disposition of a participation interest in a Note, (i) such Noteholder’s obligations under this Agreement shall remain unchanged, (ii) such Noteholder shall remain solely responsible for the performance of such obligations, (iii) the other Noteholder and any Persons acting on its behalf shall continue to deal solely and directly with such Noteholder in connection with such Noteholder’s rights and obligations under this Agreement and the Servicing Agreement, and (iv) all amounts payable hereunder shall be determined as if such Noteholder had not sold such participation interest; provided, however, that if the applicable participant is a Qualified Institutional Lender (and delivers to the other Noteholder a certification from an authorized officer confirming its status as a Qualified Institutional Lender), such Noteholder, by written notice to the other Noteholder, may delegate to such participant such Noteholder’s right to exercise the rights of the Junior Noteholder hereunder and under the Servicing Agreement.

(d)          When no Control Appraisal Period exists, the Senior Noteholder shall not be permitted to transfer all or any portion of the Junior Note without the prior consent of the Junior Noteholder. If a Control Appraisal Period has occurred and is continuing, the Senior Noteholder (or the Special Servicer acting on its behalf) shall have the right to sell the Junior Note, subject to the provisions of the Servicing Agreement, without the Junior Noteholder’s consent, provided, however, that following any Transfer of the Senior Note, the Mortgage Loan continues to be serviced in its entirety pursuant to the Servicing Agreement by a Servicer unaffiliated with Mortgage Loan Borrower.

(e)          Notwithstanding any other provision hereof, any Noteholder may pledge (a “Pledge”) its Note to any entity (other than the Mortgage Loan Borrower or any Affiliate thereof) which has extended a credit or repurchase facility to such Noteholder and that is either a Qualified Institutional Lender or a financial institution whose long-term unsecured debt is rated at least “A” (or the equivalent) or better by each Rating Agency (a “Note Pledgee”), on terms and conditions set forth in this Section 19(e), it being further agreed that a financing provided by a Note Pledgee to a Noteholder or any person which Controls such Noteholder that is secured by such Noteholder’s interest in the applicable Note and is structured as a repurchase arrangement, shall qualify as a “Pledge” hereunder, provided that a Note Pledgee which is not a Qualified Institutional Lender may not take title to the pledged Note without (a) while the Senior Note is included in a Securitization, the consent of each other Noteholder and (b) while the Senior Note is not included in a Securitization, Rating Agency Confirmation. Upon written notice by the applicable Noteholder to the other Noteholders and any Servicer that a Pledge has been effected (including the name and address of the applicable Note Pledgee), each of the other holders agrees to acknowledge receipt of such notice and thereafter agrees: (i) to give Note Pledgee written notice of any default by the pledging Noteholder in respect of its obligations under this Agreement of which default such Noteholder has actual knowledge; (ii) to allow such Note Pledgee a period of ten (10) days to cure a default by the pledging Noteholder in respect of its obligations to the other Noteholder hereunder, but such Note Pledgee shall not be obligated to cure any such default; (iii) that no amendment, modification, waiver or termination of this Agreement shall be effective against such Note Pledgee without the written consent of such Note Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed; (iv) that such other Noteholder shall give to such Note Pledgee copies of any notice of default under this Agreement simultaneously with the giving of same to the pledging Noteholder and accept any cure thereof by such Note Pledgee which such pledging Noteholder has the right (but not the obligation) to effect hereunder, as if such cure were made by such pledging Noteholder; (v) that such other Noteholder shall deliver to Note Pledgee such estoppel certificate(s) as Note Pledgee shall reasonably request, provided that any such certificate(s) shall be in a form reasonably satisfactory to such other Noteholder; and (vi) that, upon written notice (a “Redirection Notice”) to the other Noteholders and any Servicer by such Note Pledgee that the pledging Noteholder is in default, beyond any applicable cure periods, under the pledging Noteholder’s obligations to such Note Pledgee pursuant to the applicable credit agreement between the pledging Noteholder and such Note Pledgee (which notice need not be joined in or confirmed by the pledging Noteholder), and until such Redirection Notice is withdrawn or rescinded by such Note Pledgee, Note Pledgee shall be entitled to receive any payments that any Noteholder or Servicer would otherwise be obligated to pay to the pledging Noteholder from time to time pursuant to this Agreement or any Servicing Agreement. Any pledging Noteholder hereby unconditionally and absolutely releases the other Noteholders and any Servicer from any liability to the pledging Noteholder on account of any Noteholder’s or Servicer’s compliance with any Redirection Notice believed by any Servicer or any such other Noteholder to have been delivered by a Note Pledgee. Note Pledgee shall be permitted to exercise fully its rights and remedies against the pledging Noteholder to such Note Pledgee (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law and this Agreement. In such event, the Noteholders and any Servicer shall recognize such Note Pledgee (and any transferee other than the Mortgage Loan Borrower or any Affiliate thereof which is also a Qualified Institutional Lender at any foreclosure or similar sale held by such Note Pledgee or any transfer in lieu of foreclosure), and its successor and assigns, as the successor to the pledging Noteholder’s rights, remedies and obligations under this Agreement, and any such Note Pledgee or Qualified Institutional Lender shall assume in writing the obligations of the pledging Noteholder hereunder accruing from and after such Transfer (i.e., realization upon the collateral by such Note Pledgee) and agrees to be bound by the terms and provisions of this Agreement. The rights of a Note Pledgee under this Section 19(e) shall remain effective as to any Noteholder (and any Servicer) unless and until such Note Pledgee shall have notified any such Noteholder (and any Servicer, as applicable) in writing that its interest in the pledged Note has terminated.

(f)           Notwithstanding any provisions herein to the contrary, if a conduit (“Conduit”) which is not a Qualified Institutional Lender provides financing to a Noteholder then such Noteholder shall have the right to grant a security interest in its Note to such Conduit notwithstanding that such Conduit is not a Qualified Institutional Lender, if the following conditions are satisfied:

(i)            The loan (the “Conduit Inventory Loan”) made by the Conduit to such Noteholder to finance the acquisition and holding of its Note will require a third party (the “Conduit Credit Enhancer”) to provide credit enhancement;

(ii)           The Conduit Credit Enhancer and conduit manager (if Moody’s rates the Securitization) will be a Qualified Institutional Lender;

(iii)          Such Noteholder will pledge (or sell, transfer or assign as part of a repurchase facility) its interest in the applicable Note to the Conduit as collateral for the Conduit Inventory Loan;

(iv)          The Conduit Credit Enhancer and the Conduit will agree that, if such Noteholder defaults under the Conduit Inventory Loan, or if the Conduit is unable to refinance its outstanding commercial paper even if there is no default by such Noteholder, the Conduit Credit Enhancer will purchase the Conduit Inventory Loan from the Conduit, and the Conduit will assign the pledge of such Noteholder’s Note to the Conduit Credit Enhancer; and

(v)           Unless the Conduit is in fact then a Qualified Institutional Lender, the Conduit will not, without obtaining the consent of each other Noteholder, have any greater right to acquire the interests in the Note pledged by such Noteholder, by foreclosure or otherwise, than would any other purchaser that is not a Qualified Institutional Lender at a foreclosure sale conducted by a Note Pledgee.

(g)           The Senior Noteholder may Transfer or pledge the Senior Note or portions thereof to any Person, from time to time, in its sole discretion provided, that the Senior Noteholder shall not Transfer all or any portion of the Senior Note to any Mortgage Loan Borrower Related Party and any such Transfer shall be absolutely null and void and shall vest no rights in the purported transferee. In addition, Senior Noteholder may split the Senior Note into multiple participations without the consent of Junior Noteholder or any other Person.

Notwithstanding the foregoing, Senior Noteholder shall be permitted to Transfer the Senior Note to any Mortgage Loan Borrower Related Party, if and only if, immediately following such Transfer, the Senior Note is retired and cancelled in its entirety, and, as a result, the transferee of the Senior Note shall have absolutely no right, title or interest in any portion of the Mortgage Loan.

Section 20.         Registration of Transfer. In connection with any Transfer of a Note (but excluding any Note Pledgee unless and until it realizes on its Pledge), a transferee shall execute an assignment and assumption agreement whereby such transferee assumes all of the obligations of the applicable Noteholder hereunder with respect to such Note thereafter accruing and agrees to be bound by the terms of this Agreement, including the restriction on Transfers set forth in Section 19, from and after the date of such assignment. Notwithstanding the preceding sentence, a Trustee shall not be required to execute an assignment and assumption agreement in connection with any Transfer of a Note if the obligations are assumed pursuant to the Securitization Servicing Agreement. No transfer of a Note may be made unless it is registered on the Note Register, and the Agent shall not recognize any attempted or purported transfer of any Note in violation of the provisions of Section 19 and this Section 20. Any such purported transfer shall be absolutely null and void and shall vest no rights in the purported transferee. Each Noteholder desiring to effect such transfer shall, and does hereby agree to, indemnify the Agent and any other Noteholder against any liability that may result if the transfer is not made in accordance with the provisions of this Agreement. Upon a Securitization of the Senior Note, the Certificate Administrator shall automatically become and be the Agent.

Section 21.        Registration of the Senior Note and the Junior Note. The Agent shall keep or cause to be kept at the Agent Office books (the “Note Register”) for the registration and transfer of the Notes. The Agent shall serve as the initial Note registrar and the Agent hereby accepts such appointment. The names and addresses of the holders of the Notes and the names and addresses of any transferee of any Note of which the Agent has received notice, in the form of a copy of the assignment and assumption agreement referred to in Section 20, shall be registered in the Note Register. The Person in whose name a Note is so registered shall be deemed and treated as the sole owner and holder thereof for all purposes of this Agreement, except in the case of the Initial Senior Noteholder and the Initial Junior Noteholder who may hold their Notes through a nominee. Upon request of a Noteholder, the Agent shall provide such party with the names and addresses of the Noteholders. To the extent another party is appointed as Agent hereunder, the Senior Noteholder and the Junior Noteholder hereby designates such person as its agent under this Section 21 solely for purposes of maintaining the Note Register.

Section 22.        Statement of Intent. The Agent and each Noteholder intend that the Notes be classified and maintained as a grantor trust under subpart E, part I of subchapter J of chapter 1 of the Code that is a fixed investment trust within the meaning of Treasury Regulation §301.7701-4(c), and the parties will not take any action inconsistent with such classification. It is neither the purpose nor the intent of this Agreement to create a partnership, joint venture, “taxable mortgage pool” or association taxable as a corporation among the parties.

Section 23.        No Pledge. This Agreement shall not be deemed to represent a pledge of any interest in any Mortgage Loan by the Senior Noteholder to the Junior Noteholder. Except as otherwise provided in this Agreement and the Servicing Agreement, the Junior

Noteholder shall not have any interest in any property taken as security for any Mortgage Loan, provided, however, that if any such property or the proceeds of any sale, lease or other disposition thereof shall be received, then the Junior Noteholder shall be entitled to receive its share of such application in accordance with the terms of this Agreement and/or the Servicing Agreement.

Section 24.         Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 25.         Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)          SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)          CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)          AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH A PARTY HEREIN SHALL HAVE BEEN NOTIFIED; AND

(d)          AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 26.        Modifications; Amendment. Except as set forth in Section 38, this Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto (other than as set forth in Section 5(b)) and, after Securitization, Rating Agency Confirmation, except that no Rating Agency Confirmation shall be required in connection with a modification (x) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provisions herein or with the Servicing Agreement or (y) to make other provisions with respect to matters or questions arising under this Agreement, which shall not be inconsistent with the provisions of this Agreement; provided, however, if such modification, cancellation or termination would adversely affect the rights or materially affect the duties of any Servicer or Trustee, the written consent of such affected party.

Section 27.       Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto. Subject to Section 19, each Noteholder may assign or delegate its rights or obligations under this Agreement. Upon any such assignment, the assignee shall be entitled to all rights and benefits of the Senior Noteholder or the Junior Noteholder, as applicable, hereunder, including, without limitation, the right to make further assignments and grant additional Notes.

Section 28.        Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 29.        Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

Section 30.        Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 31.       Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.

Section 32.        Withholding Taxes.

(a)          If the Senior Noteholder or the Mortgage Loan Borrower shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to the Junior Noteholder with respect to the Mortgage Loan as a result of the Junior Noteholder constituting a Non-Exempt Person, the Senior Noteholder, in its capacity as servicer, shall be entitled to do so with respect to the Junior Noteholder’s interest in such payment (all withheld amounts being deemed paid to the Junior Noteholder), provided that Senior Noteholder shall furnish such Junior Noteholder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting such Junior Noteholder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which the Junior Noteholder is subject to tax.

(b)          The Junior Noteholder shall and hereby agrees to indemnify the Senior Noteholder against and hold the Senior Noteholder harmless from and against any Taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of the Senior Noteholder (or the Servicer on its behalf) to withhold Taxes from payment made to the Junior Noteholder in reliance upon any representation, certificate, statement, document or instrument made or provided by the Junior Noteholder to the Senior Noteholder in connection with the obligation of the Senior Noteholder to withhold Taxes from payments made to the Junior Noteholder, it being expressly understood and agreed that (i) the Senior Noteholder shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same and (ii) the Junior Noteholder shall, upon request of the Senior Noteholder and at its sole cost and expense, defend any claim or action relating to the foregoing indemnification using counsel selected by the Senior Noteholder.

(c)          The Junior Noteholder represents to the Senior Noteholder (for the benefit of the Mortgage Loan Borrower) that it is not a Non-Exempt Person and that neither the Senior Noteholder nor the Mortgage Loan Borrower is obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise pursuant to this Agreement. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of this Agreement, the Junior Noteholder shall deliver to the Senior Noteholder or Servicer, as applicable, evidence satisfactory to the Senior Noteholder substantiating that the Junior Noteholder is not a Non-Exempt Person and that the Senior Noteholder is not obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, (i) if the Junior Noteholder is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Senior Noteholder an Internal Revenue Service Form W-9 and (ii) if the Junior Noteholder is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Mortgage Loan Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, the Junior Noteholder shall satisfy the requirements of the preceding sentence by furnishing to the Senior Noteholder Internal Revenue Service Form W-8ECI, Form W-8IMY (with appropriate attachments) or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by the Junior Noteholder, as evidence of the Junior Noteholder’s exemption from the withholding of United States tax with respect thereto. The Senior Noteholder shall not be obligated to make any payment hereunder to the Junior Noteholder in respect of its Junior Note or otherwise until the Junior Noteholder shall have furnished to the Senior Noteholder the requested forms, certificates, statements or documents.

Section 33.         Custody of Mortgage Loan Documents. The originals of all of the Mortgage Loan Documents (other than the Junior Note) shall be held by the Senior Noteholder (or a custodian acting on behalf of the Senior Noteholder) on behalf of the registered holders of the Notes. Notwithstanding the to the contrary in this Agreement, upon a Securitization of the Senior Note, the originals of all of the Mortgage Loan Documents (other than the Junior Note) shall be held by the Custodian (as defined in the Securitization Servicing Agreement).

Section 34.         Notices. All notices required hereunder shall be given by (i) telephone (confirmed promptly in writing) or shall be in writing and personally delivered, (ii) sent by facsimile transmission (during business hours) if the sender on the same day sends a confirming copy of such notice by reputable overnight delivery service (charges prepaid), (iii) reputable overnight delivery service (charges prepaid) or (iv) certified United States mail, postage prepaid return receipt requested, and addressed to the respective parties at their addresses set forth on Exhibit B hereto, or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid. All written notices so given shall be deemed effective upon receipt.

All notices and reports (including, without limitation, Asset Status Reports) required to be delivered hereunder by the Senior Noteholder (or the Servicer on its behalf) to the Controlling Noteholder, or by the Controlling Noteholder to the Senior Noteholder (or the Servicer on its behalf), shall also be delivered by the applicable party to the Junior Noteholder.

Section 35.         Broker. The Junior Noteholder and the Senior Noteholder represent to each other that no broker was responsible for bringing about this transaction.

Section 36.         Certain Matters Affecting the Agent.

(a)          The Agent may request and/or rely upon and shall be protected in acting or refraining from acting upon any officer’s certificate or assignment and assumption agreement delivered to the Agent pursuant to Section 20;

(b)          The Agent may consult with counsel and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such opinion of counsel;

(c)          The Agent shall be under no obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders pursuant to the provisions of this Agreement, unless it has received indemnity reasonably satisfactory to it;

(d)          The Agent or any of its directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Act, shall not be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Agent to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(e)          The Agent shall not be bound to make any investigation into the facts or matters stated in any officer’s certificate or assignment and assumption agreement delivered to the Agent pursuant to Section 20; and

(f)           The Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys but shall not be relieved of its obligations hereunder.

Section 37.         Termination of Agent. The Agent may be terminated at any time upon ten (10) days prior written notice from the Senior Noteholder. In the event that the Agent is terminated pursuant to this Section 37, all of its rights and obligations under this Agreement shall be terminated, other than any rights or obligations that accrued prior to the date of such termination.

The Agent may resign at any time upon notice, so long as a successor Agent, reasonably satisfactory to the Noteholders, has agreed to be bound by this Agreement and perform the duties of the Agent hereunder. Rialto Mortgage Finance, LLC, as Initial Agent, may transfer its rights and obligations to the Servicer, as successor Agent, at any time without the consent of any Noteholder. Rialto Mortgage Finance, LLC, as Initial Agent, shall promptly and diligently attempt to cause such Servicer to act as successor Agent, and, if such Servicer declines to act in such capacity, shall promptly and diligently attempt to cause a similar servicer to act as successor Agent. The termination or resignation of such Servicer, as Servicer under the Servicing Agreement, shall be deemed a termination or resignation of such Servicer as Agent under this Agreement. Notwithstanding the to the contrary in this Agreement, upon a Securitization of the Senior Note, the Certificate Administrator shall automatically become and be the Agent.

Section 38.         Resizing. Notwithstanding any other provision of this Agreement, for so long as Rialto Mortgage Finance, LLC or an affiliate thereof (a “Rialto Entity”) is the owner of the Senior Note, such Rialto Entity shall have the right, subject to the terms of the Mortgage Loan Documents, to cause the Borrower to execute amended and restated notes or additional notes (in either case, “New Notes”) reallocating the principal of the Senior Note to such New Notes; or severing the Senior Note into one or more further “component” notes in the aggregate principal amount equal to the then outstanding principal balance of the Senior Note; provided, that (i) the aggregate principal balance of all outstanding New Notes following such amendments is no greater than the aggregate principal of the Senior Note prior to such amendments, (ii) all New Notes continue to have the same weighted average interest rate as the Senior Note prior to such amendments, (iii) all New Notes pay pro rata and on a pari passu basis and such reallocated or component notes shall be automatically subject to the terms of this Agreement, (iv) the Rialto Entity holding the New Notes shall notify the Junior Noteholder in writing of such modified allocations and principal amounts, and (v) the execution of such amendments and New Notes does not violate the Servicing Standard. If the Junior Noteholder so requests, the Rialto Entity holding the New Notes (and any subsequent holder of such Notes) shall execute a confirmation of the continuing applicability of this Agreement to the New Notes, as so modified. Except for the foregoing reallocation and for modifications pursuant to the Servicing Agreement, no Note may be modified or amended without the consent of its holder and the consent of the holder of the other Note(s). In connection with the foregoing (provided the conditions set forth in (i) through (v) above are satisfied, with respect to (i) through (iv), as certified by the Rialto Entity, on which certification the Master Servicer can rely), the Master Servicer is hereby authorized and directed to execute amendments to the Mortgage Loan Documents and this Agreement on behalf of any or all of the Note Holders, as applicable, solely for the purpose of reflecting such reallocation of principal.

Section 39.         Conflict. To the extent of any inconsistency between the Servicing Agreement, on one hand, and this Agreement, on the other, the Servicing Agreement shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Initial Noteholders have caused this Agreement to be duly executed as of the day and year first above written.

RIALTO MORTGAGE FINANCE, LLC, as Initial Senior Noteholder and Initial Agent

By:	/s/ Liat Heller
Name: Liat Heller
Title: Authorized Signatory

RIALTO MORTGAGE INVESTMENTS, LLC, as Initial Junior Noteholder

By:	/s/ Liat Heller
Name: Liat Heller
Title: General Counsel

EXHIBIT A

MORTGAGE LOAN SCHEDULE

A.	Description of Mortgage Loan:

Mortgage Loan:	Loan Agreement, dated as of September 16, 2015 among Rialto Mortgage Finance, LLC, a Delaware limited liability company, as lender (together with its successors and assigns “Lender”), NB Avalon DST, a Delaware statutory trust, as borrower (together with its permitted successors and assigns, “Borrower”), and NB Avalon Leaseco, LLC, a Delaware limited liability company, as master lessee
Mortgage Loan Borrower:	NB Avalon DST (together with its permitted successors and assigns, “Borrower”)
Date of the Mortgage Loan, the Mortgage and Notes:	September 16, 2015
Initial Principal Amount of Mortgage Loan:	$6,350,000
Location of Mortgaged Property:	333 South 1000 East, St. George, Utah
Initial Maturity Date:	October 6, 2025

B.	Description of Note Interests:

Initial Senior Note Principal Balance:	$4,850,000.00
Initial Junior Note Principal Balance:	$1,500,000.00
Initial Senior Note Percentage Interest:	76.38%
Initial Junior Note Percentage Interest:	23.62%
Senior Note Rate:	4.99%
Junior Note Rate:	4.99%

 A-1

EXHIBIT B

Initial Senior Noteholder:
RIALTO MORTGAGE FINANCE, LLC

Notice Address:

Rialto Mortgage Finance, LLC

600 Madison Avenue

12th Floor

New York, New York 10022

with copies to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: Frank Polverino

Facsimile No: (212) 504-6666

Initial Junior Noteholder:
RIALTO MORTGAGE INVESTMENTS, LLC

Notice Address:
Rialto Capital Management, LLC

790 NW 107th Avenue

Suite 400

Miami, Florida 33172

with copies to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: Frank Polverino

Facsimile No: (212) 504-6666

B-1

EXHIBIT C

PERMITTED FUND MANAGERS

1.	Westbrook Partners

2.	DLJ Real Estate Capital Partners
3.	iStar Financial Inc.

4.	Capital Trust, Inc.

5.	Lend-Lease Real Estate Investments

6.	Archon Capital, L.P.

7.	Whitehall Street Real Estate Fund, L.P.

8.	The Blackstone Group International Ltd.

9.	Apollo Real Estate Advisors

10.	Colony Capital, Inc.

11.	Praedium Group

12.	J.E. Roberts Companies

13.	Fortress Investment Group, LLC

14.	Lonestar Opportunity Fund

15.	Clarion Partners

16.	Walton Street Capital, LLC

17.	Starwood Financial Trust

18.	BlackRock, Inc.

19.	Gramercy Capital Corp.

20.	North Star Realty Finance Corp.

21.	Brascan Real Estate Financials Partners LLC

22.	Prima Capital Advisor LLC

23.	Rialto Capital Management, LLC

24.	KKR Real Estate Finance Manager LLC

C-1